Exhibit 99.1

Kisses from Italy Inc. Announces Full Re-Opening of All Corporate-

Owned Locations

Grand Opening of First Franchise Location in California expected by September of 2020

MIAMI, FL / ACCESSWIRE / July 23, 2020 / Kisses from Italy Inc. (OTCQB: KITL), a U.S. based restaurant chain operator, franchisor, and product distributor (the “Company”), today announced that all corporate-owned locations have reopened. Also expected is imminent opening of the Company’s first California franchise location in Chino, California.

All of the Company’s four corporate-owned restaurants which are located in Fort Lauderdale, Florida, Bari, Italy, and within the Wyndham Palm Aire and the Wyndham Sea Gardens Hotels and Resorts in Pompano Beach, Florida, have all fully re-opened.  The Company’s hotel locations were closed longer than other sites due to CDC recommendations.  The Company’s flagship Fort Lauderdale restaurant re-opened on May 1, 2020, its Bari, Italy location re-opened on June 20, 2020, The Wyndham Palm Aire location re-opened on July 11, 2020 and the Wyndham Sea Gardens location re-opened on July 22, 2020.

“We want to thank everyone in the Kisses from Italy family for their support and continued hard work in these challenging times, to help keep our plans moving forward” stated Michele Di Turi, Kisses from Italy’s co-founder, President, and co-CEO. Mr. Di Turi further stated, “We believe that due to our low overhead structure, our balance sheet, and our recent multi-unit franchise sale in Canada, we have been able to maintain our liquidity in challenging times for the restaurant industry.”

The Company continued its territorial franchise location expansion plans with the recent signing of a Multi-Unit Development agreement for 100 locations throughout Canada. The Canadian Multi-Unit deal included an upfront franchise fee of $300,000.

 Kisses from Italy is planning on commencing its operations in the first California franchise location in Chino, California by September 2020, absent any new governmental restrictions on restaurant openings.

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About Kisses from Italy Inc.

Kisses from Italy Inc. is a U.S. based restaurant chain operator, franchisor and product distributor with locations in North America and Europe. The Company offers a quick service menu and a unique take on traditional Italian delicacies with an All-American flair. Kisses from Italy offerings include sandwiches, salads, Italian roasted coffee, coffee related beverage and an array of other products. The Company currently operates four corporate-owned stores. It successfully commenced operations in May 2015 with the opening of its flagship location in Ft. Lauderdale at 3146 NE 9th St. This was followed by three additional sites across the greater Ft. Lauderdale/Pompano Beach area. The Company recently opened its inaugural European location in Ceglie del Campo, Bari, Italy in October of 2019. In September of 2019, Kisses from Italy Inc. was given the approval by FINRA to trade its common stock and was approved for up-listing by the OTC Markets Group to the OTCQB in mid-October 2019 under the ticker symbol KITL.

Forward-Looking Statements

This press release may contain forward-looking statements, which are based on current expectations, forecasts, and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially from those anticipated or expected, including statements related to the amount and timing of expected revenues and any payment of dividends on our common and preferred stock, statements related to our financial performance, expected income, distributions, and future growth for upcoming quarterly and annual periods. These risks and uncertainties are further defined in filings and reports by the Company with the U.S. Securities and Exchange Commission (SEC). Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in our filings with the SEC. Among other matters, the Company may not be able to sustain growth or achieve profitability based upon many factors including, but not limited to, general stock market conditions. Reference is hereby made to cautionary statements set forth in the Company's most recent SEC filings. We have incurred and will continue to incur significant expenses in our expansion of our existing and new service lines, noting there is no assurance that we will generate enough revenues to offset those costs in both the near and long term. Additional service offerings may expose us to additional legal and regulatory costs and unknown exposure(s) based upon the various geopolitical locations where we will be providing services, the impact of which cannot be predicted at this time. Additionally, the ultimate impact of the Covid-19 pandemic on our company’s operations continues to evolve, is highly uncertain and subject to change.

For more information, please visit www.kissesfromitaly.com

Contact Information:

Kisses from Italy Inc.

305-423-7129

info@kissesfromitaly.com

SOURCE: Kisses from Italy Inc.

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